UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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PHOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 8, 2026

TO THE SHAREHOLDERS OF PHOTRONICS, INC.:

Notice is hereby given that the annual meeting of the holders of common stock of Photronics, Inc. (the “Shareholders” or “you”) as of the record date specified herein will be held on Wednesday, April 8, 2026 at 8:30 am Eastern Time (the “Annual Meeting”). The Annual Meeting will be held in person at the offices of Photronics, Inc., 15 Secor Road, Building 1, Brookfield, CT 06804 and in live virtual format by means of remote communication at https://web.viewproxy.com/PLAB/2026. Shareholders will be allowed to participate in the meeting in person or virtually by voting their shares and submitting questions in person or electronically during the meeting. We have designed the format of the Annual Meeting to provide Shareholders attending virtually the same rights and opportunities to participate as they would have at an in-person meeting.

The live audio webcast of the Annual Meeting will begin promptly at 8:30 am Eastern Time. You should ensure that you have a strong internet connection to participate in the Annual Meeting, and you should allow plenty of time to log in to ensure that you can hear the streaming audio prior to the start of the Annual Meeting. To attend the meeting virtually, you must first register at https://web.viewproxy.com/PLAB/2026 by 11:59 p.m. Eastern Time on April 7, 2026. After registering, you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof.

Shareholders may submit questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform using your unique link and password, typing your question into the “Questions/Chat Panel” field, and clicking “Submit.” Please submit any questions before the start time of the meeting.

The Annual Meeting will be held for the following purposes:

1)	To elect eight members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026; and

3)	To approve, by non-binding advisory vote, the compensation of our named executive officers.

The Shareholders will also act on any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 10, 2026, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. A list of those Shareholders entitled to vote will be available for inspection by any of our Shareholders for any purpose germane to the Annual Meeting, during regular business hours at the principal executive offices of Photronics, Inc., for twenty (20) days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO PARTICIPATE IN THE MEETING IN PERSON OR VIRTUALLY. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE OR AUTHORIZE THE VOTING OF YOUR SHARES BY INTERNET OR TELEPHONE PRIOR TO THE DEADLINE SPECIFIED ON YOUR PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

We thank you for your continued support.

By Order of the Board of Directors,
/s/ Christopher J. Lutzo
Christopher J. Lutzo
Vice President,
General Counsel and Secretary

PHOTRONICS, INC.

15 Secor Road

Brookfield, Connecticut 06804

(203) 775-9000

PROXY STATEMENT

For the Annual Meeting of Shareholders to be held on April 8, 2026

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (“Photronics”, the “Company”, “we”, “our” or “us”), to be voted at the Annual Meeting of the Shareholders or any adjournments or postponements thereof (the “Annual Meeting”) to be held on Wednesday, April 8, 2026, at 8:30 am Eastern Time. The Annual Meeting will be held in person at the offices of Photronics, Inc., 15 Secor Road, Building 1, Brookfield, Connecticut 06804 and in live virtual format, by means of remote communication at https://web.viewproxy.com/PLAB/2026. Shareholders will be allowed to participate in the Annual Meeting virtually online, vote their shares electronically, and submit questions during the meeting. This proxy statement and the enclosed proxy card are being filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2026, and on the same day, the Company will begin sending the proxy statement and proxy card to all Shareholders entitled to vote at the Annual Meeting. Our annual report on Form 10-K for the fiscal year ended October 31, 2025 (the “Annual Report”), as filed with the SEC, is also being sent to our Shareholders with this proxy statement.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by such proxies “FOR” each of the director nominees named herein in Proposal 1 and “FOR” Proposals 2 and 3 and at their discretion on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.

Any Shareholder who executes and delivers a proxy may revoke it at any time prior to its use. Such revocation would be effective upon: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; (c) appearance by the Shareholder at the Annual Meeting and voting (although attendance at the meeting will not by itself constitute a revocation of proxy); or (d) virtual appearance by the Shareholder at the Annual Meeting and voting (although virtual attendance at the meeting will not by itself constitute a revocation of proxy). Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only Shareholders of record at the close of business on February 10, 2026, are entitled to notice of and to vote at the Annual Meeting. As of February 10, 2026, there were 57,922,773 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the virtual presence of, or our receipt of proxies from, holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: Proposal 1 (Election of Directors) — a plurality of the votes cast by the Shareholders entitled to vote at the Annual Meeting is required to elect eight members of the Board of Directors subject to the Company’s policy that requires that any nominee who does not receive at least a majority of votes cast by Shareholders must tender their resignation; Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 31, 2026) — a majority of the votes cast by the Shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; and Proposal 3 (Executive Compensation) — a majority of the votes cast by the Shareholders entitled to vote at the Annual Meeting is required to approve the non-binding advisory resolution approving the compensation of the Named Executive Officers (as defined herein), as described in the Compensation Discussion and Analysis, compensation tables and the narrative disclosure included in this proxy statement. The result of the advisory vote on Proposal 3 will neither be binding on the Company or the Board of Directors nor will it create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors.

Shareholders who hold their shares through a broker (in “street name”), must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker. Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Of the three proposals listed in the Notice of Annual Meeting of Shareholders only the ratification of the selection of our independent registered public accounting firm under Proposal 3 is considered a routine matter. Abstentions and broker non-votes will be considered as present but will not be considered as votes cast on any matter..

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are essential to running our business efficiently, to maintaining our integrity in the marketplace, long-term performance and to ensure that the Company is managed for the long-term benefit of its Shareholders. The Board recognizes that maintaining and ensuring good corporate governance is a continuous process. The Board periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted:

•	Related Party Transaction Policy. The Board’s audit committee (the “Audit Committee”) is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our Shareholders.

•	Code of Conduct Questionnaire. Every employee of the Company and its majority owned subsidiaries is required to complete the Code of Conduct Questionnaire on an annual basis in order to confirm the employee’s understanding of, and adherence to, the Company’s code of ethics and corporate governance policy (the “Code of Conduct”).

•	Executive Sessions. The Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Company’s chief executive officer (the “Chief Executive Officer” or the “CEO”) and president (the “President”).

The Common Stock is listed for trading on the NASDAQ Global Select Market (“NASDAQ”). The Photronics Board takes a thoughtful approach to its composition and is focused on maintaining a board that demonstrates a diversity of organizational and professional experience, education, skills, and other personal qualities that enable the Board to perform its duties in an effective manner.

BOARD OF DIRECTORS’ POLICIES, COMMITTEE CHARTERS, AND CODE OF ETHICS

The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations of the Company. The Board’s primary responsibility is to oversee management and, in doing so, to serve the Company’s best interests and those of its Shareholders. Company management keeps the Board of Directors informed of Company activities through periodic updates when necessary, written reports and presentations at Board and Board committee meetings.

The Company has adopted a Code of Conduct to assist the Board and its committees in the exercise of their responsibilities. The Code of Conduct applies generally to the Board and the Company’s Named Executive Officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. The Company’s Code of Conduct and Board committee charters for each committee can be found on the Company’s website at wwww.photronics.com. Shareholders may also request a free copy of the Company’s Code of Conduct from: Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: General Counsel. We will disclose any amendments to, or waivers from, a provision of our code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that relate to any element of the code of ethics as defined in Item 406 of Regulation S-K, by posting such information on our website.

The Board of Directors has assessed each of its eight nominees for director against the NASDAQ standards for independence and determined that Messrs. Garcia, Lewis, Liao, Tyson, and Ms. Almeida meet the requirements of an independent director as set forth by NASDAQ.

The number of directors on the Board is not permitted to be less than three or more than fifteen members under the Company’s bylaws. The Board fixed the number of directors at nine contemporaneously with the appointment of Ms. Michelle Almeida to the Board in January 2026. However, based on the recommendation of the Company’s nominating committee (the “Nominating Committee”), Ms. Paladino is not proposed to stand for re-election to the Board of Directors. Accordingly, only eight directors are nominated for reelection and the Board will reduce the number of directors to eight as of the Annual Shareholder Meeting. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of Shareholders, in each case upon the recommendation of its Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

BOARD LEADERSHIP STRUCTURE

Mr. Adam Lewis has served as lead independent director (“Lead Independent Director”) since the retirement of the Company’s former Lead Independent Director at our 2025 Annual Shareholder Meeting. The Lead Independent Director presides at executive sessions of the Board of Directors. Each director also remains free to communicate directly with the Company’s Chairman of the Board and Chief Executive Officer, Mr. George C. Macricostas.

The Company has a retirement policy that stipulates each independent, non-employee director cannot be nominated for a term that begins after his or her 75th birthday. Our Board may waive this policy on a case-by-case basis if it deems a waiver to be in the best interests of the Company. The Board has waived this policy for Mr. Constantine S. Macricostas in the past upon approval of a majority of the Board because it believes having Mr. Constantine S. Macricostas as a member of the Board is in the best interests of our Company and our Shareholders. The appointment of Mr. George C. Macricostas (the son of Mr. Constantine S. Macricostas) to the position of Executive Chairman on January 6, 2025, and then to the office of Chief Executive Officer on May 28, 2025, results in Mr. Constantine S. Macricostas no longer being considered independent, so such a waiver is no longer necessary.

The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that such policies and leadership structure continue to meet the Company’s needs.

THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, and environmental compliance. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or, depending on the nature of the risk and its potential severity, the full Board; risks associated with related party transactions are overseen by the Audit Committee; risks related to cybersecurity are overseen by the Cybersecurity Risk Management Committee (the “Cybersecurity Committee”); and compensation risks are overseen by the Board’s Compensation Committee (the “Compensation Committee”). Management regularly reports these and other various risks to the relevant Board committee or the Board. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant Board committee.

PLURALITY-PLUS VOTING FOR DIRECTORS

The Board of Directors has adopted a “plurality plus” voting standard for uncontested elections of directors. Under this standard, any director nominee receiving more “withhold” votes than “for” votes, while legally elected, would be required to tender his or her resignation. Such resignation would be subject to acceptance by the Board.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING

The Company has stock ownership guidelines, which are further described in the Compensation Discussion and Analysis section of this proxy statement. Further, as illustrated in the Ownership of Common Stock by Directors, Officers, and Certain Beneficial Owners Table, all directors and Named Executive Officers are beneficial owners of Common Stock and are in compliance with the ownership guidelines. In 2025, the Company amended its Insider Trading Policy to include the adoption of policies that prohibit employees (including officers) or directors of the Company, or any of their designees, to purchase financial instruments (prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, without prior approval of the Company’s General Counsel.

INSIDER TRADING POLICIES AND PROCEDURES

We maintain insider trading policies and procedures governing the purchase, sale, and other dispositions of Company securities that are applicable to the Company itself, all of our directors, officers and employees of the Company and all members of their immediate families and households. Our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NASDAQ listing standards.

POLICIES WITH RESPECT TO TIMING OF STOCK-BASED AWARDS
AND EXERCISE PRICE OF STOCK OPTIONS

Annual awards of equity to executive officers are approved at the Compensation Committee’s regular meeting after the close of the fiscal year, in order that full fiscal year performance may be considered, and the awards are granted at least two business days after the Company’s full year earnings have been released, to better align grant date value with the Shareholders’ experience. The Committee also grants equity awards at other dates to newly hired or promoted executives, and such awards are issued at the Committee's discretion in connection with the event giving rise to such award. Options must be granted at an exercise price that is at least equal to 100% of the fair market value of the Company’s common stock on the date of grant. Fair market value on a given day is defined as the closing market price on that day.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 10, 2026, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each Named Executive Officer in the Summary Compensation Table set forth below; and (iv) all directors and currently employed Named Executive Officers of the Company as a group.

	Amount and Nature of Beneficial
Name and Address of Beneficial Owner(1)	Ownership(2)		Percentage of Class
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	9,549,506	(3)	16.5%
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,990,697	(4)	10.3%
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cove Road Austin, TX 78746	4,769,232	(5)	8.2%
Officers and Directors
Michelle Almeida	1,234		*
David A. Garcia	11,470		*
Frank Lee	410,850	(6)	*
Adam Lewis	31,070		*
Daniel Liao	68,782		*
Constantine S. Macricostas	460,895		*
George C. Macricostas	455,262		*
Mary Paladino	23,820		*
H.K. Park	75,500		*
Christopher J. Progler	165,591	(7)	*
Eric Rivera	155,049	(6)	*
Mitchell G. Tyson	43,199		*
David Wang	164,685		*
Directors and Executive Officers as a group (13 persons)	1,919,762	(8)	3.3%

*	Less than 1%
(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.
(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.
(3)	Based on Schedule 13G/A filed April 29, 2025.
(4)	Based on Schedule 13G/A filed July 29, 2025.
(5)	Based on Schedule 13G/A filed February 9, 2024.
(6)	Includes shares of Common Stock underlying stock options exercisable as of February 10, 2026, (or within 60 days thereof), as follows: Dr. Lee: 50,000; and Mr. Rivera: 1,000.
(7)	This number is as of December 29, 2025, the date on which Dr. Progler left the Company.
(8)	Includes the shares of Common Stock underlying stock options listed in note (6) above.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated eight directors to be elected at the 2026 Annual Meeting to serve for a one-year term. Each of the eight directors of the Company that is elected at the Annual Meeting will serve until the 2027 Annual Meeting of Shareholders (unless such director resigns or otherwise leaves the Board beforehand). Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Name and (Age)	Director Since	Position(s) with the Company
Michelle Almeida (50 years)	2026	Director
David A. Garcia (58 years)	2024	Director
Dr. Frank Lee (73 years)	2022	Director/President – PDMC
Adam Lewis (47 years)	2022	Lead Independent Director
Daniel Liao (72 years)	2020	Director
Constantine S. Macricostas (90 years)	1974	Director
George C. Macricostas (56 years)	2002	Chairman/Chief Executive Officer
Mitchell G. Tyson (71 years)	2004	Director

Messrs. Garcia, Lewis, Liao, and Tyson and Ms. Almeida qualify as independent under applicable NASDAQ rules.

The Company’s Board of Directors has Audit, Compensation, Cybersecurity and Nominating Committees, the current members of which shown in the following chart. The Board will update the members of these Committees following the results of the elections at the 2026 Annual Shareholder Meeting.

	Compensation Committee	Audit Committee	Nominating Committee	Cybersecurity Committee
Chair	David Garcia	Adam Lewis	Daniel Liao	Mitch Tyson
Member(s)	Adam Lewis Daniel Liao Constantine Macricostas (non-voting observer)	David Garcia Daniel Liao	Adam Lewis	Mary Paladino Constantine Macricostas

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his or her principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement.

Ms. Michelle Almeida was appointed to the board on January 1, 2026 and has over 25 years of experience in finance with a proven track record in treasury and financial planning and analysis. Ms. Almeida has served since September 2023 as Senior Vice President and Treasurer at Compass Datacenters, where she played a key role in executing a $1B+ divestiture transaction, developed and implemented AI-driven forecasting models to enhance capital planning, liquidity projections, and scenario analysis, manages global liquidity to support capital projects and construction planning across international markets, and works with the capital markets team to structure and execute financing strategies aligned with growth objectives. Prior to this she served as Treasurer, FP&A & AR for Sonida Senior Living Inc. in Dallas, Texas, where she established the enterprise FP&A function, drove cash preservation strategies, accelerating liquidity generation, advised the C-suite on capital structure, risk management, and financial policy alignment, and negotiated with lenders to strengthen liquidity and optimize financing terms. From 2017 to 2022 Ms. Almeida served as Senior Director, Corporate Treasury & Finance for Aimbridge Hospitality in Plano, Texas, where she oversaw global liquidity, delivered lender and board reporting for $3B+ revenue portfolio, integrated treasury functions across four strategic acquisitions, and automated cash-flow forecasting and centralized treasury operations. Ms. Almeida earned her Master of Science in Accounting from the University of Pune in Pune, India. Ms. Almeida has not yet been appointed to any Committees.

Mr. David Garcia was appointed to the Board in December 2024. A strategic advisor since March 2023, he brings more than 30 years of legal experience, counseling both publicly and privately held companies on corporate governance and financial and strategic transactions. After beginning his legal career in Silicon Valley, he practiced with Hale Lane in Reno, Nevada until its combination with Holland & Hart in July 2008, and with Holland & Hart until he left private practice in March 2023. Mr. Garcia holds an A.B. in Sociology with a concentration in organizational behavior from Stanford University and a Juris Doctor from Harvard Law School. Mr. Garcia serves as Chairman of the Compensation Committee and a member of the Audit Committee.

Dr. Frank Lee was promoted to Chief Executive Officer and elected to the Board of Directors in May 2022 due to his long and successful record of accomplishment. Prior to assuming the CEO position, he was appointed President in March 2022. Dr. Lee stepped down as President and CEO in May 2025 and currently serves as President of our PDMC subsidiary. Before joining Photronics in 2006, Dr. Lee was CEO of NSMC. His career also included roles at Fairchild Semiconductor, Intel and Soliconix. As Vice President of Operations at Texas Instruments-Acer (a TI/Acer joint venture) in Taiwan, Dr. Lee has also held leadership positions at TSMC-Acer and UMC — both in Taiwan. His leadership ability is based on his proven track record in all the positions he has successfully held. Dr. Lee holds a BS in Nuclear Engineering from Tsinghua University and a M.S. and Ph.D. in Materials Science from the University of Cincinnati.

Mr. Adam Lewis has over 20 years of experience in investment banking, executive financial management and private equity. Mr. Lewis joined DH Capital, a division of Citizens Bank, in 2007 and has advised digital infrastructure companies and investors on over 100 transactions, representing over $40 billion in aggregate transaction value. Prior to joining DH Capital, Mr. Lewis was Vice President of Finance at InfoHighway Communications where he was involved in the structuring and execution of highly strategic transactions that culminated in the successful exit to Broadview Networks in 2007. Mr. Lewis is a graduate of the University of Vermont and currently serves on the boards of SilverSky, Verge, Stackpath, Drive Sally, Kasi Cloud and Lokker. Mr. Lewis serves as Lead Independent Director, as well as Chairman of the Audit Committee, and member of the Compensation Committee and Nominating Committee.

Mr. Daniel Liao is a Co-Founder of Eunodata Co., Ltd in Taiwan, an integrated data service provider for the semiconductor manufacturing industry. Mr. Liao served as Senior Advisor of Asia Pacific Regions for Lam Research Corporation (“Lam”), a leading semiconductor process equipment company, from March 2020 to February 2022, after his retirement from Lam in 2020. Mr. Liao joined Lam in 1993 and had served in a range of senior executive roles, including Chairman of Lam Asia Pacific Operations (Taiwan, China and Southeast Asia) from May 2017 to Feb 2020, President and General Manager of Lam Asia Pacific Operations from August 1993 to April 2017. During his career at Lam, he was a major contributor to the global product development, strategic planning, and growth of Lam’s Asia Pacific business. Prior to joining Lam, Mr. Liao held Engineering Management and Technology leadership positions at Integrated Device Technology in Santa Clara from 1988 to 1993, and Intel Corporation in Livermore and Santa Clara, CA from 1983 to 1988. Mr. Liao holds a Bachelor’s degree in Electrical Engineering from National Cheng Kung University in Taiwan and a Masters degree in Electrical Engineering and Applied Physics from Case Western Reserve University in Cleveland, Ohio. Mr. Liao became a member of Photronics Board of Directors in September 2020; and is currently a member of the board of directors of Amkor Technology. He is also a member of the International Corporate Board of WU Vienna University of Economics and Business. Mr. Liao serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

Mr. Constantine S. Macricostas is a member of the Board. Mr. Macricostas is also founder of the Company. Mr. Macricostas was Executive Chairman of the Company until January 20, 2018, and Chairman of the Board until January 6, 2025 upon the appointment of his son, Mr. George C. Macricostas, as Executive Chairman. Mr. Macricostas previously served as Chief Executive Officer of the Company on three different occasions from 1974 until August 1997, from February 2004 to June 2005, and from April 2009 until May 2015. Mr. Macricostas is also a former director of RagingWire Data Centers, Inc. As founder of the Company, Mr. Macricostas’ knowledge of the Company and its operations, as well as the industry, is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and his vast experience in the photomask industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management, and corporate governance, each of which provides great value to the Board of Directors. Mr. Macricostas is the founder and director of The Macricostas Family Foundation, Inc., a private foundation formed in 2001 as a 501(c)(3) charitable organization. The foundation, administered by Mr. Constantine S. Macricostas, Ms. Marie C. Macricostas, Mr. George C. Macricostas, and Mr. Stephen Macricostas, provides grants and funding to educational, literary, and international institutions. Mr. Macricostas holds a Foundation board seat at Western Connecticut State University and because of his contributions the university named its Liberal Arts School the Macricostas School of Arts and Science. Mr. Macricostas was associated with the American School of Classical Studies in Athens, Greece, and was an Overseer at the ASCSA’s Gennadius Library, where Mr. Macricostas made possible the library’s Makriyiannis Wing. Mr. Macricostas is a member of the Board’s Cybersecurity Committee and a non-voting advisor to the Compensation Committee.

Mr. George C. Macricostas has been a member of the Photronics Board since 2002, serving on the Nominating and Cybersecurity Committees, and most recently as Chairman of the Compensation Committee. He was appointed as Executive Chairman of the Company in January 2025, and Chairman and Chief Executive Officer in May 2025. Previously, he was a senior vice president at Photronics, Inc., where he was responsible for all aspects of the company’s IT infrastructure. Mr. Macricostas is an investor and entrepreneur, and was a Founder, Chairman and CEO of RagingWire Data Centers, Inc., a provider of mission critical data center colocation facilities. Mr. Macricostas guided the company through an 80% sale to NTT of Japan in 2014 and completed the sale in 2018. Mr. Macricostas has over 30 years of technical and business management experience in business operations and information technology. From 2006, Mr. Macricostas has served as a director of the Jane Goodall Institute, a non-profit organization. Mr. Macricostas also serves as a Board Member of the Macricostas Family Foundation, a non-profit organization that funds philanthropic, educational and environmental causes. Mr. Macricostas brings industry, risk management, leadership and business experience to the Board. Mr. Macricostas is the son of Constantine S. Macricostas.

Mr. Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry, government, non-profit and private corporate boards of directors. He is a managing partner at the Clean Energy Venture Group, Venture Partner in the Clean EnergyVenture Fund, and co-founder and former chair of the Northeast Clean Energy Council. He also serves on a number of corporate boards and mentors numerous start-ups. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services to the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Cybersecurity Committee of the Board. Mr. Tyson brings leadership and extensive business experience as well as finance expertise to the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met nine (9) times during the 2025 fiscal year. During fiscal 2025, each director attended at least 75% of the meetings of the Board of Directors and committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Compensation, Cybersecurity and Nominating Committees. Members of the Audit, Compensation, and Nominating Committees are entirely comprised of independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s functions include the appointment of the Company’s independent registered public accounting firm, and then reviewing with such accountants the plan for and results of their auditing engagement as well as periodically assessing their independence. The Audit Committee pre-approves all audit and non-audit services provided to the Company. Former director Mr. Walter Fiederowicz, along with Messrs. Lewis, Tyson and Ms. Paladino were the members of the Audit Committee until the 2025 Annual Shareholder Meeting, at which time Mr. Fiederowicz did not stand for re-election to the Board, Mr. Lewis became Chairman, and Messrs. Garcia and Liao were appointed as the other Audit Committee members. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. Mr. Lewis qualifies as an audit committee financial expert as defined under Item 407 of Regulation S-K. The Audit Committee held nine (9) meetings during the 2025 fiscal year.

The Compensation Committee’s functions include establishing the compensation levels for our executive officers and overseeing compensation policies and programs for the executive officers of the Company and administration of the Company’s equity and stock plans. This includes setting corporate goals and objectives relevant to compensation of our executive officers and evaluating performance against these goals and objectives. The Committee also reviews and makes recommendations to the Board with respect to director compensation. Members of management, including the Chairman of the Board and Chief Executive Officer, participate in Compensation Committee meetings when requested by the Committee to present and discuss the materials provided, including recommendations considered to be relative to executive pay and competitive market practices. These members of management assist the Committee in understanding the Company’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation and understanding the technical or regulatory considerations, as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management, the ultimate decision on executive compensation is made solely by the Compensation Committee, and decisions regarding the Chief Executive Officer’s and Chief Financial Officer’s compensation are made by the Compensation Committee outside the presence of the Chief Executive Officer and Chief Financial Officer. Messrs. George C. Macricostas, Fiederowicz and Liao and Ms. Paladino were the members of the Compensation Committee through January 6, 2025, at which time Mr. George C. Macricostas was succeeded as Compensation Committee Chairman and member by Mr. David A. Garcia. Effective as of the 2025 Annual Shareholder Meeting, Mr. Garcia remained Chairman and Mr. Liao remained a member, and Mr. Lewis was appointed as a member. Mr. Constantine S. Macricostas acts as a non-voting advisor to the Committee, given his substantial knowledge of the Company and the requirements of the executive and management roles throughout all business segments. All voting members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held eight (8) meetings during the 2025 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Lewis, Liao and George C. Macricostas were members of the Nominating Committee during fiscal 2024 and until January 6, 2025, at which time Mr. Macricostas was succeeded by Mr. Garcia. Effective as of the 2025 Annual Shareholder Meeting, Mr. Liao was appointed Chairman and Mr. Lewis remained a member. All members of this Committee were independent, non-employee directors under applicable NASDAQ rules for fiscal 2025. This Committee held one (1) meeting during the 2025 fiscal year.

The Nominating Committee is committed to adding highly qualified candidates, who can also bring diverse experiences and perspectives to our Board. The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, the highest ethical standards, the ability to deliver value and leadership to the Company, and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of semiconductors and flat panel displays.

If an opening for a director arises, the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for director suggested by Shareholders in written submissions sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary.

The Nominating Committee also recognizes that diversity of backgrounds, diverse skills and professional experience are important considerations for determination of the Board’s composition. In this regard, the Committee’s selection of a nominee also gives significant consideration to the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds, professional skills, and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Nominating Committee evaluates candidates in the same manner, whether the candidate was recommended by a Shareholder or not.

The Nominating Committee did not receive any director nominations from a Shareholder for the Annual Meeting.

The purpose of the Cybersecurity Committee is to assist the Board and the Company’s management in fulfilling its oversight responsibilities to the Shareholders by reviewing and reporting on cybersecurity risks, protection, and mitigation. Ms. Paladino and Messrs. Tyson and Constantine S. Macricostas are the members of the Cybersecurity Committee, and Mr. Tyson is the Chairman. The Committee held three (3) meetings during the 2025 fiscal year.

General

The Board provides a process for Shareholders to send communications to the Board or to any director individually. Shareholders may send written communications to the Board or to any director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board or the individual directors on a periodic basis.

It is the Company’s policy that the directors who stand for election at the Annual Meeting attend the Annual Meeting unless the director has an irreconcilable conflict and attendance has been excused by the remainder of the Board. All of the persons who were directors during the last fiscal year were in attendance at the 2025 Annual Meeting of Shareholders, and all current nominees are expected to be in attendance at the 2026 Annual Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom meets the independence requirements of NASDAQ and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee also prepares a written self-performance evaluation of the Committee’s performance on an annual basis.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and Deloitte & Touche LLP (the Company’s independent registered public accounting firm) in carrying out its oversight responsibilities. Company management is responsible for the Company’s internal controls and the financial reporting process. In carrying out its responsibilities for the fiscal year ended October 31, 2025, the Audit Committee, among other things:

•	Reviewed and discussed the audited financial statements with the Company’s management and Deloitte & Touche LLP;

•	Reviewed and discussed with Deloitte & Touche LLP matters required by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•	Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the PCAOB and discussed with Deloitte & Touche LLP its independence from the Company and its management;

•	Met with management periodically to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal control over financial reporting;

•	Reviewed and discussed with management and Deloitte & Touche LLP management’s report on internal control over financial reporting and Deloitte & Touche LLP’s related opinions;

•	Reviewed the policies and procedures for the engagement of Deloitte & Touche LLP, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services; and

•	Reviewed complaints and inquiries about accounting and auditing matters and violations of Company policy, if applicable.

Based on the foregoing meetings, reviews, and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2025 be included in the Company’s Annual Report on Form 10-K. Further, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2026 and is submitting such appointment to the Shareholders for ratification at the Annual Meeting.

This report is submitted by:

Adam Lewis, Chairman
David A. Garcia
Daniel Liao

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For the fiscal years ended October 31, 2025 and October 31, 2024, the aggregate fees for professional services rendered by Deloitte & Touche LLP were as follows:

	Fiscal 2025	Fiscal 2024
Audit Fees(a)	$1,962,304	$2,215,069
Audit-Related Fees(b)	$25,000	$0
Tax Fees(c)	$40,495	$43,125
All Other Fees(d)	$11,802	$10,952
Total	$2,039,601	$2,269,146

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal control over financial reporting, and review of the Company’s quarterly financial statements or services normally provided by Deloitte & Touche LLP.
(b)	Represents assurance and other activities that are reasonably related to the audit of the Company’s financial statements.
(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.
(d)	Represents aggregate fees for professional services not included in the categories above, including services related to other permissible advisory services and regulatory reporting requirements, and other assurance services that are required by statute or regulation.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Company maintains an auditor independence policy that, among other things, prohibits our independent registered public accounting firm from performing non-financial consulting services. This policy mandates that the Audit Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit Committee be provided with routine reporting on actual spending. This policy also mandates that the Company may not enter into engagements with its independent registered accounting firm for non-audit services without the express pre-approval of the Audit Committee.

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All such executive officers are appointed by the Board of Directors annually and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Executive Officer Since
George C. Macricostas, 56	Chief Executive Officer	2025
Todd Alesio, 48	Senior Vice President Chief Administrative Officer	2026
Dr. Frank Lee, 73	President – PDMC	2018
H. K. Park, 56	Senior Vice President General Manager of FPD Operations	2018
Eric Rivera, 49	President and Chief Financial Officer	2024
David Wang, 61	Senior Vice President Chief Operating Officer, IC Operations	2024

George C. Macricostas was appointed Executive Chairman of the Company on January 6, 2025 and appointed Chairman and Chief Executive Officer on May 28, 2025. He has been a Board member since 2002, serving on the Nominating and Cybersecurity Committees, and most recently as Chairman of the Compensation Committee. Previously, he was a senior vice president at Photronics, Inc., where he was responsible for all aspects of the company’s IT infrastructure.

Todd Alesio was appointed Senior Vice President, Chief Administrative Officer on January 12, 2026. Mr. Alesio joined Photronics in 2024 after serving as Vice President of Human Resources for Sperry Rail, Inc. since 2020. He has over twenty (20) years of experience building progressive human resource organizations and has been our Global Head of Human Resources since joining the Company.

Dr. Frank Lee was appointed Chief Executive Officer on May 16, 2022. In connection with his intention to retire in the next few years as disclosed in our Form 8-K filed May 28, 2025, Dr. Lee continues to serve as President of our PDMC subsidiary. Prior to his appointment as Chief Executive Officer, Dr. Lee was serving as President of our joint venture in Taiwan (formerly PSMC) since 2006. Prior to that he was CEO, NSMC, Ning-PO from 2004 to 2006 and was Fab Director and Senior Advisor for UMC, Hsin-Chu, Taiwan from 2001 to 2004 and, prior to that, he was Executive Vice President of Grace Semiconductor, Shanghai, China from 2000-2001.

H.K. Park is currently Senior Vice President of Photronics, Inc. and General Manager of FPD Operations. Mr. Park joined Photronics in 2004. He has over twenty-five (25) years of experience in the semiconductor industry and was appointed Vice President of Photronics, Inc. and General Manager of China FPD Operations in 2018.

Eric Rivera was named Chief Financial Officer on May 23, 2024 and President on January 12, 2026. Mr. Rivera previously held the role of Interim Chief Financial Officer since February 2024 and has served as Chief Accounting Officer since 2020. Mr. Rivera joined Photronics in 2016 as corporate controller. He is the Company’s Principal Financial Officer and Principal Accounting Officer and has 24 years of experience and held several positions in accounting and financial reporting prior to joining Photronics, including at IBM and Thomson Reuters. He holds a bachelor’s degree in accounting from Mercy University and is a certified public accountant.

David Wang joined PDMC (Photronics DNP Mask Corporation) in 1998. From 2000 to 2003, Mr. Wang served as the General Manager of Photronics Singapore, and from 2007 to 2010, he was the General Manager of Photronics Shanghai. David participated in the expansion of the Taichung plant in 2009, the merger with Dai Nippon Printing (DNP) in 2014, and the establishment and operational integration of Xiamen Photomask Corporation (PDMCX) in 2016. Taiwan Photomask and Xiamen Photomask are now the largest commercial semiconductor photomask manufacturing bases in the world. David graduated National United University in Taiwan, with a B.S. in Industrial Engineering and Management.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for setting and administering the policies governing compensation of our executive officers. The Compensation Committee reviews and approves, among other things, overall compensation, long-term and annual performance-based compensation for the Named Executive Officers (identified in the Summary Compensation Table) as well as certain other key employees. The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation objectives and policies for its Named Executive Officers and to put into perspective the tabular disclosures and related narratives. The following report provides information about our compensation programs and policies and the outcomes and achievements that resulted in the determination of compensation to our Named Executive Officers. Specific fiscal 2025 compensation information for our Chief Executive Officer and the other Named Executive Officers will be outlined in a series of tables following this Compensation Discussion and Analysis.

Corporate Summary

Photronics is one of the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays (“FPD”) and are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits (“IC”) and a variety of FPDs and, to a lesser extent, other types of electrical and optical components. The Company presently operates principally from eleven manufacturing facilities, located in Taiwan (3), China (2), South Korea (1), the United States (3), and Europe (2). Currently, research and development of photomask activities for ICs are focused on 14 nanometer node and below and, for FPDs, on AMOLED resolution enhancement (display device technology used in smart watches, mobile devices, laptops and televisions) and introduction of photomasks for Generation 10.5+ large glass substrates (3370 x 2940mm or greater).

In 2025, Photronics delivered mixed results across product lines with slightly lower overall sales. IC revenue was driven by strong high-end sales, while FPD was led by mainstream demand. Photomask demand particularly for the high end of the market remains favorable, driven by megatrends such as AI, supply chain regionalization, and edge computing. For the year, overall revenue decreased $17.6 million from fiscal 2024, with IC revenue of $615.1 million, down $23.0 million or 3.6% from fiscal 2024 due to softened demand for mainstream products partially offset by strong demand for high-end products which typically have higher ASPs. FPD revenue was $234.2 million, up $5.4 million or 2.4%, driven by mainstream demand due to an increase in G8 products. Despite these shifts, the year concluded with substantial financial achievements, including $136.4 million in GAAP net income.

Compensation Philosophy

It is important that the Company be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company’s compensation philosophy is based on rewarding the Company’s executives for their individual and collective efforts and contributions to the Company in a manner that fosters teamwork and leads to the long-term success of the Company. We feel this is in the best interests of our Shareholders. The Company also believes that delivering a substantial portion of such rewards in the form of restricted stock units aligns the interests of the Company’s executives with the interests of its Shareholders. Our current design and structure of the Company’s executive compensation program have been consistent for several years and are designed to attract, motivate and retain talented employees by providing adequate incentives to achieve our business objectives while not encouraging excessively risky behavior. We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our Shareholders’ long-term interests. The following are some of the highlights of our program design and pay practices for our Named Executive Officers:

What We Do	What We Don’t Do
Maintain stock ownership guidelines to reinforce the alignment of executive officer and Shareholder interests	No guarantee of salary increases, bonuses, compensation or equity grants for our executive officers
Generally require four year vesting periods on equity awards	No non-statutory pension plans or other post-employment benefit plans
Evaluate the results from the most recent Shareholder advisory vote on executive compensation.

Compensation Objectives

Consistent with the Company’s philosophy, the Company believes that executive compensation must be competitive with other comparable employers in order for qualified employees to be attracted to, and retained by, the Company and that the Company’s compensation practices should provide incentives for driving better business performance and increasing Shareholder value. Accordingly, the four primary objectives of the Company’s compensation program, as administered by the Compensation Committee are:

•	to provide competitive compensation to attract, retain and motivate talented employees and foster teamwork as well as support the Company’s achievement of its financial and strategic goals;

•	to advance the goals of the Company by aligning executives’ interests with Shareholder interests;

•	to minimize risks associated with compensation; and

•	to balance the incentives associated with the program in a way that provides incentives for executives to assess and manage risks associated with the Company’s business appropriately, in the context of the Company’s business strategy.

Elements of Compensation

The Compensation Committee uses three principal components to achieve the Company’s primary objectives: base salary, annual cash incentives and stock-based awards. The Company minimizes the perquisites available to its employees as a whole, including its executives.

The Compensation Committee believes the three principal components of the Company’s executive compensation result in a compensation program that is competitive and aligns the Named Executive Officers’ interests with Shareholder value creation.

Base Salary

Base salaries provide each executive with a fixed, minimum level of cash compensation. The Company believes it is important for retention, stability, and continuity of leadership that base salaries be competitive with the Company’s peers. Base salaries may be increased or decreased depending upon changes in duties or economic conditions.

Annual Cash Incentives

Annual cash incentives are used to promote the achievement of specific goals of the Company and are evaluated on an annual basis subject to discretion of the Compensation Committee.

Stock-Based Awards

Stock-based awards are the Company’s preferred approach to both align the interests of Shareholders with the executives, as well as enhance the Company’s retention goals. By virtue of the stock-based awards, the Named Executive Officers are Shareholders themselves and participate in any gains in value of the Common Stock.

Determination of Total Compensation

When determining total compensation, the Compensation Committee assesses five primary factors:

•	the overall performance of the Company;

•	the Named Executive Officer’s role in that performance;

•	the compensation earned by the Named Executive Officer;

•	the compensation of similarly situated executive officers working for peer group companies; and

•	Shareholder feedback when applicable.

When linking the Company’s performance and the total compensation of the Named Executive Officers in fiscal 2025, the Compensation Committee used the performance measures provided under the 2011 Equity Incentive Compensation Plan (“2011 EICP”), as well as its subjective assessment of the performance of the Company and individual Named Executive Officer’s contributions.

The Compensation Committee meets with the Chief Executive Officer, the Chief Financial Officer and the Chief Administrative Officer to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. The Compensation Committee takes management’s recommendations into consideration but is not bound by management’s recommendations with respect to executive compensation. When the Compensation Committee evaluates the role of each Named Executive Officer in the performance of the Company it considers both the recommendation and evaluation of such Named Executive Officer by the Chief Executive Officer and Chief Financial Officer (neither of which evaluate their own performance) and the Compensation Committee’s assessment of each Named Executive Officer’s leadership qualities, paying particular attention to the scope of his or her duties and the collaboration of such Named Executive Officer with other team members.

The Compensation Committee periodically reviews the Company’s approach to executive compensation in light of the general economic conditions in the semiconductor industry and the Company’s performance. The Compensation Committee also reviews the compensation practices of its peers and periodically, when appropriate, consults with outside advisors and annually reviews the Company’s pay practices and salary ranges. This review includes looking at peer data, such as grant summaries, past grants, executive analysis (e.g. base salary, stock, bonus, etc.), long-term incentives, world-wide salary increase projections, paid for data, and other publicly available data. After the close of fiscal 2025 the Compensation Committee retained F. W. Cook as compensation consultants to refresh the Company’s Peer Group and update the market analysis comparing director compensation and executive salary data to published survey data and market peer group data. This updated Peer Group and market analysis was also utilized by the Compensation Committee after fiscal 2025 to set bonus compensation for 2025 and to adjust base salaries for 2026. In making this retention, the Compensation Committee conducted its independence assessment in accordance with applicable law and did not believe such services performed by F. W. Cook presented a conflict of interest. F. W. Cook evaluated the competitiveness of Photronics’ Board of Directors pay program against a renewed benchmarking peer group of 19 companies, and made recommendations intended to align the structural aspects of the Company’s director compensation program within peer and market best practice and also re-align total compensation to be within the range of such peer group. In addition, the Compensation Committee engaged F. W. Cook to conduct a benchmarking analysis of pay opportunities for the Company’s CEO and other Named Executive Officers, in order to assess the competitiveness of Photronics’ current compensation structure and levels. F. W. Cook was retained late in fiscal 2025 and was paid $33,432 in the first quarter of fiscal 2026.

In establishing compensation levels for the Named Executive Officers for fiscal 2025, the Compensation Committee considered compensation at nineteen publicly traded companies in the semiconductor/electronics industries with similar levels of sales and market capitalization. These companies are shown on the chart below. Information regarding these companies and their compensation practices is drawn from their proxy statements. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however, it is also important to the Compensation Committee that compensation reflect individual performance and the Company’s results which may warrant compensation above or below median.

Compensation Peer Group

ACM Research, Inc.	Advanced Energy Industries, Inc.

Allegro MicroSystems, Inc.	Alpha and Omega Semiconductor Limited

Axcelis Technologies, Inc.	Cohu, Inc.

Diodes Incorporated	FormFactor, Inc.

Ichor Holdings, Ltd.	Kulicke and Soffa Industries, Inc.

Onto Innovation Inc.	OSI Systems, Inc.

Penguin Solutions, Inc.	Power Integrations, Inc.

Semtech Corporation	Silicon Laboratories Inc.

SkyWater Technology, Inc.	Ultra Clean Holdings, Inc.

Veeco Instruments Inc.

In addition, when establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent Shareholder advisory vote on compensation to consider the implications of such advisory vote for the compensation policies and determine whether changes are appropriate. At the 2025 Annual Shareholders Meeting, 89.8% of the votes cast with respect to the advisory vote on executive compensation were cast in favor of the executive compensation paid in fiscal 2024. In light of this vote, as well as the Compensation Committee’s review of the compensation arrangements discussed above, general market pay practices for its executives, and its assessments of individual and corporate performance, the Compensation Committee determined that no significant change in its executive compensation policies would be made. The Compensation Committee will consider the results from this year’s and future Shareholder advisory votes regarding future executive compensation decisions.

The charts below reflect Photronics information based on the 2025 compensation as set forth in our Summary Compensation Table. The Photronics Executive Officer Average reflects our Named Executive Officers as set forth in the Summary Compensation Table excluding compensation paid to each Chief Executive Officer during their respective tenures. The amounts shown for stock are calculated based on the closing price of the common stock on the date of grant multiplied by the number of restricted stock units awarded in accordance with ASC No 718 and are derived from the information set forth in the Summary Compensation Table that follows this report. A majority of CEO and Named Executive Officer compensation is variable or at-risk through bonus and stock.

Compensation Awards in Fiscal 2025

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and in comparison to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, experience level, skill, ability, level of responsibility, and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to manage costs. Any recommendations for salary changes to any of the Named Executive Officers (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

Salary adjustments for our NEOs for fiscal 2025 and fiscal 2026 are as follows:

	Fiscal 2024	FY24-FY25 % change	Fiscal 2025	FY25-FY26 % change	Fiscal 2026
George Macricostas(1)	----	----	$675,000	6.1%	$716,000
Dr. Frank Lee(2)	$754,816	0.0%	$754,816	0.0%	$783,099
H.K. Park(3)	$327,117	2.5%	$335,295(4)	3.3%	$326,512
Christopher Progler(5)	$445,806	0.0%	$445,806	0.0%	$445,806
Eric Rivera(6)	$350,009	21.5%	$425,261	23.4%	$525,000
David Wang(7)	$305,944	2.5%	$313,593(8)	3.3%	$345,983
(1)	Mr. Macricostas became Executive Chairman in January 2025 and Chairman and Chief Executive Officer in May 2025.

(2)	Dr. Lee’s salary is calculated and paid in New Taiwan Dollars (TWD) but reported here in USD, adjusted to the exchange rate as of the last day of each fiscal year consistent with the Company’s payroll practices. This adjustment can result in inconsistent year-over reporting in USD although there was no salary adjustment in TWD. Dr. Lee received no salary increase for fiscal 2025 over fiscal 2024 in order to maintain his compensation against the peer group baseline. In fiscal 2026, Dr. Lee received no salary increase, but for US reporting purposes his fiscal 2025 salary was recalculated at the TWD to USD exchange rate in effect on October 31, 2025 to $783,099.

(3)	Mr. Park’s salary is calculated and paid in South Korean Won (KRW) but reported here in USD, adjusted to the exchange rate as of the last day of each fiscal year consistent with the Company’s payroll practices. This adjustment can result in inconsistent year-over reporting in USD although there was no salary adjustment in KRW.

(4)	For purposes of US reporting, Mr. Park’s fiscal 2025 salary was recalculated at the KRW to USD exchange rate in effect on October 31, 2025 to $316,235. This number was used as the base for his 3.3% merit increase over fiscal 2026.

(5)	Dr. Progler received no salary increase for fiscal 2025 over fiscal 2024 in order to maintain his compensation level against the peer group baseline. In fiscal 2026 Dr. Progler received no salary increase.

(6)	Mr. Rivera’s increase for fiscal 2025 over fiscal 2024 was to align his salary to the role of Chief Financial Officer consistent with a third-party benchmarking analysis. For fiscal 2026, Mr. Rivera received an initial 8.4% salary increase to $461,000 as a result of additional responsibility and additional benchmarking analysis by F. W. Cook. In February 2026 he received an additional 13.8% salary increase in light of his additional responsibilities as President and Chief Financial Officer.

(7)	Mr. Wang’s salary is calculated and paid in New Taiwan Dollars (TWD) but reported here in USD, adjusted to the exchange rate as of the last day of each fiscal year consistent with the Company’s payroll practices. This adjustment can result in inconsistent year-over reporting in USD although there was no salary adjustment in TWD.

(8)	For purposes of US reporting, Mr. Wang’s fiscal 2025 salary was recalculated at the TWD to USD exchange rate in effect on October 31, 2025 to $333,478. This number was used as the base for his 3.3% merit increase over fiscal 2026.

Annual Cash Incentives

Our Named Executive Officers participated in an annual cash incentive program in fiscal 2025.

In April 2025, the Compensation Committee met and established criteria for bonus for fiscal 2025 as part of the annual cash incentive program. The Compensation Committee established that the Company would accrue bonus amounts on a percentage of gross margin and operating income based on the performance of the Company after deduction of the bonus accrual but also allowed for discretionary bonuses as have been historically granted by the Compensation Committee. The criteria for gross margin and operating income are competitively sensitive and therefore in accordance with Instruction 4 to Item 402 of Regulations S-K are not disclosed, as disclosure would result in competitive harm to the company. The criteria chosen coordinates with our financial and strategic objectives and appropriately balances our short- and long-term goals. Our goals are designed to incentivize building a business with resilience and growth capability as well as long-term sustainable growth. We believe the goals are aggressive but achievable in the difficult and highly competitive industry in which we operate, and the criteria set are difficult to achieve.

Based on the Compensation Committee’s holistic evaluation of the Company’s overall fiscal 2025 achievements, financial discipline, strategic accomplishments, individual performance and a review of pay versus performance comparisons to our peers as provided by F.W. Cook, the Committee awarded cash bonuses to the Named Executive Officers as set forth below:

Mr. George C. Macricostas	$675,000
Dr. Frank Lee	$509,484
Mr. H.K. Park	$205,533
Dr. Christopher J. Progler	$0
Mr. Eric Rivera	$340,209
Mr. David Wang	$233,652

The Compensation Committee plans to establish goals for fiscal 2026 pursuant to the terms of the 2011 EICP related to gross margin and operating income. The targets for gross margin and operating income are competitively sensitive and therefore in accordance with Instruction 4 to Item 402 of Regulations S-K will not be disclosed, as disclosure would result in competitive harm to the company.

Stock-Based Awards

The Company’s long-term incentive program used restricted stock units for fiscal 2025. The Company’s equity incentive plan described below allows for the grant of stock options and restricted stock unit awards to directors, executive officers of the Company, and other employees of the Company. The Compensation Committee believes that the grant of restricted stock units (which are settled in common stock) provides a strong link between executive compensation and Shareholder return, aligning the long-term interests of its executives with those of the Shareholders and thereby promoting strategic planning while minimizing excessive risk.

For the purpose of aiding the Company and its subsidiaries in attracting, retaining, and motivating qualified personnel, in 2016 the Company adopted a long-term equity incentive compensation plan (the “LTEIP”), which was amended in fiscal 2023 with Shareholder approval (the “Amended LTEIP”). In 2025, the Company adopted and shareholders approved a new Equity Incentive Plan (the “2025 Equity Incentive Plan”) to supersede and replace the Amended LTEIP.

The 2025 Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine, subject to the provisions of the 2025 Equity Incentive Plan, who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award. The Compensation Committee may also make factual determinations in connection with the administration or interpretation of the 2025 Equity Incentive Plan. To the extent not prohibited by applicable laws, rules, and regulations, the Compensation Committee may also, from time to time, delegate some or all of its authority under the 2025 Equity Incentive Plan to a subcommittee or to other persons or groups of persons as it deems necessary, appropriate, or advisable. Additionally, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the 2025 Equity Incentive Plan may be exercised by the Compensation Committee, may alternatively be exercised by the Board of Directors of the Company.

Grants of equity awards under the 2025 Equity Incentive Plan are generally decided every November or December and awards are usually granted in January. Grants to Named Executive Officers under the 2025 Equity Incentive Plan are based on job responsibilities and the potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion, looking at each executive’s scope of responsibility and individual performance as well as the performance of the Company, and also considers previous equity-linked award grants to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year when a Named Executive Officer has large realizable gains from stock award grants in previous years. Other than inducement awards to new officers or other awards permitted to be granted outside of a Shareholder approved equity plan under NASDAQ rules, the Company makes all equity-linked grants pursuant to the terms of the 2025 Equity Incentive Plan.

The annual stock grant is a collaborative process between the Compensation Committee and the Chief Executive Officer for determining the total pool of shares available for award. The Compensation Committee approves the total number of shares available for grant. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for his senior management team including the Named Executive Officers for review and approval by the Compensation Committee. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers’ individual contributions to the performance of the Company as a whole, the level of incentive compensation previously received, as well as the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant equity awards, as well as the factors set forth in the immediately preceding paragraph. The Compensation Committee reserves the right to consider any factors it considers relevant under the then-prevailing circumstances in reaching its determination regarding the amount of each equity award.

The Chief Executive Officer’s and Chief Financial Officer’s grants are determined by the Compensation Committee in its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s and Chief Financial Officer’s Chairman’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded, the overall performance of the Company, a review of the Chief Executive Officer’s and Chief Financial Officer’s peer group compensation, and the market price of the Common Stock on the date of grant.

When determining the long-term incentive grants that were decided by the Compensation Committee in the later part of 2025 but awarded in early 2026, the Compensation Committee considered the overall performance of the Company in fiscal 2025. The Compensation Committee also reviewed the restricted stock awards that were granted last year, as well as the cost of such grants to the Company all in connection with the performance of the Company for fiscal 2025. The Compensation Committee also reviewed the grant history of the Company’s peers and the compensation given to peer company Named Executive Officers and based on the totality of its review and analysis the Compensation Committee decided to grant the awards shown below to the Named Executive Officers.

The Compensation Committee has the authority under the 2025 Equity Incentive Plan to select the individuals who will be granted awards from among the officers, employees, directors, non-employee directors, consultants, advisors, and independent contractors of the Company or a subsidiary of the Company.

A maximum of five million (5,000,000) shares of Common Stock may be issued under the 2025 Equity Incentive Plan.

Based on the segment revenue and operational efficiencies achieved by the Company, the Compensation Committee awarded the following Executive Officers the following grants of restricted stock units on January 3, 2026. The grants of equity awards are based on a variety of factors including market and peer group data, the ability of the executive to impact long-term shareholder value, the executive’s prior contributions and performance and the currently outstanding equity grants held by the executive and to closely align the incentives with the interests of our Shareholders.

Restricted Stock Units (in shares)
Mr. George C. Macricostas	177,432
Dr. Frank Lee	0
Mr. H. K. Park	23,945
Mr. Eric Rivera	40,407
Mr. David Wang	28,435

The restricted stock units will, consistent with earlier grants, vest in four equal increments over the next four years. All stock-based awards granted are subject to acceptance by the respective recipients of the terms of the applicable award agreements. No stock options were granted to any Named Executive Officers in this compensation cycle.

Stock Ownership Guidelines

We have stock ownership guidelines that require directors and Named Executive Officers to maintain ownership of our stock based on a multiple of base salary or a non-management director’s annual cash retainer converted to a fixed number of shares as follows:

Title	Stock Ownership Guidelines
Chairman of the Board and non-management directors	3x Annual Cash Retainer
Chief Executive Officer	2x Base Salary
Other Named Executive Officers	1x Base Salary

Common Stock that counts towards satisfaction of guidelines includes shares owned outright by the participant, stock held in Photronics’ Employee Stock Purchase Plan, restricted stock or restricted stock units issued or granted (whether vested or not), and shares acquired upon stock option exercises. The stock price used to calculate compliance will be the average stock price over the twenty trading days prior to the given date. Participants have five years to achieve their designated ownership level.

All directors and Named Executive Officers are in compliance with the stock ownership guidelines as of October 31, 2025. Mr. David A. Garcia was appointed to the Board of Directors in December 2024, and Ms. Michelle Almeida was appointed in January 2026; each has five years to gain compliance with the stock ownership guidelines.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The benefits program offered to the Company’s Named Executive Officers is the same as that offered to all other employees.

The Company maintains competitive retirement savings programs designed to support employees in building long-term financial security. In the United States, the primary retirement vehicle is the Company’s 401(k) Savings Plan (the “Plan”), a tax-qualified defined contribution plan that enables eligible employees to contribute a portion of their earnings and benefit from Company contributions made to a trust fund administered by an independent trustee. Individual participant accounts are maintained within the trust for each enrolled employee.

All U.S.-based employees are eligible to participate in the Plan, with the exception of nonresident aliens who have no U.S.-sourced earned income from the Company and certain temporary employees or interns. Participants may elect to contribute between 1% and 50% of eligible compensation, subject to applicable Internal Revenue Code limits.

The Company remains focused on providing retirement benefits through defined contribution arrangements that emphasize individual account ownership, portability, and long-term savings growth aligned with modern workforce expectations.

In fiscal year 2025, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their eligible salary contributed to the Plan.

Compensation Risk Assessment

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and opportunities are reviewed annually. One of the Compensation Committee’s primary objectives is to motivate high achievement while maintaining an appropriate balance between rewarding extraordinary performances without encouraging excessive risk taking.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with certain of the Named Executive Officers. Each agreement covers title, duties and responsibilities, and stipulates compensation terms. Each employment agreement also sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption “Certain Agreements.” The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these agreements are a competitive requirement to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was advisable and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement.

Perquisites

The Company generally offers very limited perquisites to its Named Executive Officers. The use of a company car or a car allowance is provided to the Named Executive Officers.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation — at the same time ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Compensation Recovery Policy

During fiscal 2023, we adopted a compensation recovery policy that complies with applicable stock exchange listing standards that were adopted to implement compensation recovery rules issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the policy, if we are required to prepare a qualifying accounting restatement, we must, subject to limited exceptions, recover from covered officers, including our Named Executive Officers, the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated amounts. The policy has been filed as Exhibit 97 to our Annual Report on Form 10-K for the year ended October 31, 2023. There was no recovery of compensation required under this policy during fiscal 2025.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (the “CD&A”) with management and based on such review and discussion, recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

David A. Garcia, Chairman
Adam Lewis

Daniel Liao

CEO PAY RATIO

As required by SEC rules, we are providing the following information about the ratio of the median annual total compensation of our employees and the annualized total compensation of Mr. George C. Macricostas, our Chief Executive Officer. For the fiscal year ended October 31, 2025:

•	the median of salary and bonus compensation of all employees of our Company for fiscal 2025 is estimated to be: $40,842;

•	the total annualized compensation of Mr. George C. Macricostas for fiscal 2025 was $5,167,911; and

•	based on this information, the ratio of the total compensation of our Chief Executive Officer to the median of the total compensation of all other employees is estimated to be 127 to 1.

Excluding our Chief Executive Officer, we identified the median employee by examining the 2025 total annual base salary plus bonus for all individuals who were employed as of October 31, 2025. We included all our employees, whether full-time or part-time. For any employee that we paid in currency other than U.S. Dollars, we then applied the applicable foreign currency exchange rate as of October 31, 2025 to convert such employee’s total compensation into U.S. Dollars.

Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2025 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table including overtime, bonus, matching contribution pursuant to the Company 401(k) savings and profit sharing and vacation payout, if applicable. To calculate our ratio, we used Mr. Macricostas’s annualized total compensation derived from the Summary Compensation Table below and divided that amount by the median employee’s annual total compensation.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 31, 2025, to each of the following executive officers who served during fiscal 2025 as: (i) Chief Executive Officer; (ii) Chief Financial Officer; (iii) the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2025; and (iv) individuals who would have been Named Executive Officers pursuant to clause (iii) but for the fact they were not serving as such at the end of fiscal 2025 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
George C. Macricostas	2025	492,404	675,000	3,773,012	44,900	(2)	4,985,316
Chairman of the Board and Chief Executive Officer	—	—	—	—	—		—
	—	—	—	—	—		—

Frank Lee	2025	783,832	509,484	1,929,600	28,914	(3)	3,222,906
President – PDMC and former Chief Executive Officer	2024	750,000	603,853	3,572,400	—		4,926,253
	2023	750,000	1,300,000	2,011,200	—		4,061,200

H.K. Park	2025	324,164	205,553	916,560	11,381	(3)	1,446,276
Senior Vice President and General Manager of FPD Operations	2024	319,800	294,406	1,190,800	16,860		1,821,866
	2023	312,000	374,400	502,800	204,849		1,394,049

Christopher J. Progler(4)	2025	445,805	—	675,360	27,463	(5)	1,148,628
Executive Vice President, Chief Technology Officer, Strategic Planning	2024	445,805	222,903	1,190,800	25,437		1,884,945
	2023	434,932	347,946	838,000	17,800		1,638,678

Eric Rivera	2025	410,789	340,209	1,342,160	50,575	(6)	2,144,733
Executive Vice President and Chief Financial Officer	2024	311,313	315,008	985,260	20,429		1,632,010
	—	—	—	—	—		—

David Wang	2025	332,625	233,652	916,560	36,582	(7)	1,498,436
Senior Vice President, COO of IC Operations	2024	308,048	282,234	1,190,800	15,022		1,796,104
	—	—	—	—	—		—

(1)	The amounts shown in the “Stock Awards” column represent the closing price of the Common Stock on the date of grant multiplied by the number of shares or units awarded in accordance with ASC No. 718.
(2)	Represents a $38,000 car allowance and a $6,900 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.
(3)	Represents personal usage of a company car.
(4)	Dr. Progler retired from all positions with the Company effective December 29, 2025.

(5)	Represents a $12,000 car allowance and a $15,463 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(6)	Represents a $36,000 car allowance and a $15,575 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.
(7)	Represents a $15,600 job allowance and $20,982 for personal usage of a company car.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2025

During the fiscal year ended October 31, 2025, the following plan-based awards were granted to the Named Executive Officers:

Name	Grant Date	Non-Equity Award	All Other Stock Awards: Number of shares of stock or units(1)	Grant Date Fair Value of Stock and Option Awards $
George C. Macricostas	01/29/2025 07/11/2025		70,000 109,830	1,584,100 2,188,912
Frank Lee	01/03/2025		80,000	1,929,600
H.K. Park	01/03/2025		38,000	916,560
Christopher J. Progler	01/03/2025		28,000	675,360
Eric Rivera	01/03/2025 03/27/2025		38,000 20,000	916,560 425,600
David Wang	01/03/2025		38,000	916,560

(1)      Restricted stock unit awards vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date.

See the CD&A for an explanation of the amount of salary and bonus in proportion to total compensation and a description of the material terms of plan-based awards.

OUTSTANDING EQUITY AWARDS AT
FISCAL 2025 YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
George C. Macricostas	1/27/2025					70,000	(2)	1,673,000
	7/9/2025					109,830	(3)	2,624,937
Frank Lee	1/3/2017	20,000		11.35	1/3/2027
	3/7/2017	10,000		10.75	3/7/2027
	1/2/2018	20,000		8.60	1/2/2028
	1/3/2022					10,000	(2)	239,000
	5/18/2022					8,750	(2)	209,175
	1/3/2023					60,000	(2)	1,434,000
	1/3/2024					90,000	(2)	2,151,000
	1/3/2025					80,000	(2)	1,912,000
HK Park	1/2/2022					6,250	(2)	149,375
	1/3/2023					15,000	(2)	358,500
	1/3/2024					30,000	(2)	717,000
	1/3/2025					38,000	(2)	908,200
Christopher J. Progler	1/3/2022					10,000	(2)	239,000
	1/3/2023					25,000	(2)	597,500
	1/3/2024					30,000	(2)	717,000
	1/3/2025					28,000	(2)	669,200
Eric Rivera	1/2/2019	1,000		9.78	1/2/2029
	1/3/2022					2,113	(2)	50,501
	1/3/2023					8,750	(2)	209,125
	1/3/2024					9,750	(2)	233,025
	10/1/2024					18,750	(2)	448,125
	1/3/2025					38,000	(2)	908,200
	3/27/2025					20,000	(2)	478,000
David Wang	1/3/2022					2,250	(2)	53,775
	1/3/2023					15,000	(2)	358,500
	1/3/2024					30,000	(2)	717,000
	1/3/2025					38,000	(2)	908,200

(1)	The options vest 25% on each of the first 4 anniversaries of the date of the grant.
(2)	Represents restricted stock awards which vest 25% on each of the first 4 anniversaries of the date of the grant.
(3)	Represents restricted stock unit awards which vest 25% on each of the first 4 anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 31, 2025

	Option Awards		Stock Awards
Name	No. of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Macricostas	0	0	3,750	90,450
Frank Lee	63,000	1,334,917	87,500	2,076,813
H.K. Park	0	0	28,750	692,900
Christopher J. Progler	63,000	1,537,830	41,250	993,988
Eric Rivera	0	0	17,479	416,304
David Wang	0	0	21,875	527,391

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K we are providing the following information about the relationship between executive Compensation Actually Paid (“CAP”) for our Chief Executive Officer, also referred to as our principal executive officer (“PEO”), and our other Named Executive Officers (“NEOs”) and certain financial performance metrics of the Company for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information on the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to “Compensation Discussion and Analysis.”

Pay Versus Performance

					Average summary	Average	Value of initial fixed $100 investment based on:
Year (a)	Summary compensation table total for PEO (b)		Compensation actually paid to PEO (c)		compensation table total for non-PEO named executive officers (d)	compensation actually paid to non-PEO named executive officers (e)	Total Shareholder return (f)	MSCI US Semi & Semi Equipment GICS Index (g)	Net income ($ Million) (h)	Revenue ($ Million) (i)
	(1)	(2)	(3)	(4)	(5)
2025	3,222,906	4,985,316	3,474,231	5,515,191	1,559,518	1,654,924	245.13	618.40	136.4	849.3
2024	4,926,253	—	5,450,366	—	1,673,424	1,571,964	233.85	386.39	130.7	866.9
2023	4,061,200	—	4,458,400	—	1,455,630	1,650,789	188.31	179.39	125.5	892.1
2022	2,924,350	2,470,279	3,238,267	388,101	1,606,992	1,850,223	166.36	109.88	118.8	824.5
2021	—	2,006,994	—	2,638,843	1,119,162	1,439,535	132.93	158.41	55.4	663.8

(1)	Amounts shown reflect the total compensation reported for Dr. Lee, our CEO from May 2022 through May 2025, as set forth in the Summary Compensation Table (SCT) or prior year tables.
(2)	Amounts shown in the 2025 row reflect the total compensation reported for George C. Macricostas, our CEO effective May 28, 2025, and in the 2021 and 2022 rows to Dr. Kirlin, our former CEO through 2022, as set forth in the SCT and prior year tables, respectively.
(3)	Amounts shown reflect the compensation actually paid to Dr. Lee, our CEO from May 2022 through May 2025, as set forth in the table below.
(4)	Amounts shown in the 2025 row reflect the compensation actually paid to George C. Macricostas, our CEO as of May 28, 2025, and in the 2021 and 2022 rows to Dr. Kirlin, our former CEO through 2022, as set forth in the table below.
(5)	Non-PEO executives include the following individuals:

•	2025: H.K. Park, Christopher J. Progler, Eric Rivera, David Wang
•	2024: H.K. Park, Christopher J. Progler, Eric Rivera, David Wang, Richelle Burr, John P. Jordan
•	2023: H.K. Park, Christopher J. Progler, Richelle Burr, John P. Jordan
•	2022: Christopher J. Progler, Richelle Burr, John P. Jordan
•	2021: Frank Lee, Christopher J. Progler, Richelle Burr, John P. Jordan

Compensation actually paid to PEO
Year	Summary Comp Table Total	Deduct Reported Grant Date Fair Value of Equity Awards(1)	The fair value as of the end of the covered year for all stock and option awards that were granted during the year and remain unvested as of the end of the covered year.	The change
in fair value
(whether
positive or
negative) as
of the end of
the covered
year for
any awards
granted in
any prior
fiscal year
that remain
outstanding
and
unvested as
of the end of
				the covered year.	The fair value as of the vesting date for any awards that were granted and vested in the covered fiscal year.	Forfeitures	The change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year.	Total Compensation Actually Paid (CAP)
(a)	(b)	(c)	(d)	(e)	(f)		(h)	(i)
2025 (Macricostas)(2)	4,985,316	3,733,012	4,297,937	—	0		4,950	5,515,191
2025 (Lee)	3,222,906	1,929,600	1,912,000	185,625	0		83,300	3,474,231
2024 (Lee)(3)	4,926,253	(3,572,400)	2,736,000	604,950	0		755,563	5,450,366
2023 (Lee)	4,061,200	(2,011,200)	2,203,200	176,550	0		28,650	4,458,400
2022 (Lee)	2,924,350	(1,310,550)	1,216,500	173,613	0		234,354	3,238,267
2022 (Kirlin)(4)	2,470,279	(1,735,200)	0	0	0	(1,623,750)	500,570	(388,101)
2021 (Kirlin)	2,006,994	(932,450)	1,104,150	382,667	0		77,482	2,638,843

(1)	The grant date fair value of equity awards in column (c) represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(2)	Amounts shown include the compensation actually paid to Mr. Macricostas, our CEO from May 28, 2025.
(3)	Amounts shown include the compensation actually paid to Dr. Lee, our CEO from May 2022 through May 28, 2025.

(4)	Amounts shown include amounts actually paid to Dr. Kirlin, our former CEO.

Average Compensation actually paid to Non-PEO NEO(s)(1)
Year	Summary Comp Table Total Average	Deduct Average Reported Grant Date Fair Value of Equity Awards(2)	The fair value as of the end of the covered year for all stock and option awards that were granted during the year and remain unvested as of the end of the covered year.	The change in fair value (whether positive or negative) as of the end of the covered year for any awards granted in any prior fiscal year that remain outstanding and unvested as of the end of the covered year.	The fair value as of the vesting date for any awards that were granted and vested in the covered fiscal year.	Forfeitures	The change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year.	Average Total Compensation Actually Paid (CAP)
(a)	(b)	(c)	(d)	(e)	(f)		(h)	(i)
2025	1,559,518	(962,660)	967,950	55,787	0		34,328	1,654,924
2024	1,673,424	(1,057,310)	657,400	139,095	0	(206,550)	365,905	1,571,964
2023	1,455,630	(670,400)	734,400	113,688	0		17,471	1,650,789
2022	1,606,992	(848,250)	729,900	166,883	0		194,698	1,850,223
2021	1,119,162	(448,270)	474,135	158,104	58,455		77,949	1,439,535

(1)	The ‘Compensation Actually Paid’ to Non-PEO NEOs reflects amounts for all individuals who served as Non-PEO Named Executive Officers at any point during the year, including those who served only part of the year due to executive transitions. Non-PEO executives include the following individuals:
•	2025: H.K. Park, Christopher J. Progler, Eric Rivera, David Wang,
•	2024: H.K. Park, Christopher J. Progler, Eric Rivera, David Wang, Richelle Burr, John P. Jordan
•	2023: H.K. Park, Christopher J. Progler, Richelle Burr, John P. Jordan
•	2022: Christopher J. Progler, Richelle Burr, John P. Jordan
•	2021: Frank Lee, Christopher J. Progler, Richelle Burr, John P. Jordan
(2)	The grant date fair value of equity awards in column (c) represents the average of the amounts reported in the ‘Stock Awards’ and ‘Option Awards’ columns in the Summary Compensation Table for all Non-PEO NEOs for the applicable year.

Description of Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Performance Measures

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR, and our Peer Group TSR, in each case, over the five most recently completed fiscal years.

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, our Net Income and our Revenue, in each case, during the five most recently completed fiscal years.

Tabular List of Financial Performance Measures

The Company considers the following to be the most important financial performance measures it uses to link actual compensation paid to its Named Executive Officers, for the periods fiscal 2021, 2022, 2023, 2024 and 2025 as set forth in the graphs above.

•	Revenue

•	Gross Margin

•	Operating Income

•	Net Income

CERTAIN AGREEMENTS

Mr. George C. Macricostas and the Company entered into an Amended Employment Agreement (the “Employment Agreement”) effective May 28, 2025, the date of Mr. Macricostas’ appointment as the Company’s Chief Executive Officer, which amends and restates the prior Employment Agreement between the Company and Mr. Macricostas dated April 11, 2025. Pursuant to the Employment Agreement, Mr. Macricostas will receive an annual base salary of $675,000, subject to review by the Compensation Committee of the Board of Directors at least annually for increase but not for decrease, and is eligible to receive annual bonuses in the discretion of the Compensation Committee. Mr. Macricostas received a bonus of $675,000 in December 2025. Mr. Macricostas is also entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. The initial term of Mr. Macricostas’ employment agreement shall end on May 28, 2028, and thereafter be automatically renewed and extended for consecutive two (2) year renewal terms, unless either party sends to the other party a notice of non-renewal at least one hundred eighty (180) days prior to the expiration of the term or any then-current renewal term. If the Company terminates Mr. Macricostas’ employment without Cause (as defined in the Employment Agreement), or Mr. Macricostas terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), Mr. Macricostas shall be entitled to receive: (i) a cash payment equal to one (1) year of annual base salary as is in effect immediately prior to the date of such termination, to be paid in equal installments, during the twelve (12) month period following the expiration of the revocation period in the release to be provided to the Company; (ii) for a period of twelve (12) months following the termination of employment, Mr. Macricostas shall receive continuation of all employee health and welfare benefits to which he was entitled (or COBRA benefits at least equivalent thereto); and (iii) any accrued but unused vacation and sick days, any authorized but unpaid annual bonus, reimbursement for any unreimbursed expenses, and all other accrued payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant (such payments, rights and benefits, collectively, the “Accrued Benefits”). If following a Change of Control (as defined in the Employment Agreement) during the Change of Control Period (as defined in the Employment Agreement), Mr. Macricostas is terminated by the Company or any successor for any reason (other than for Cause), or Mr. Macricostas resigns for Good Reason, Mr. Macricostas shall be entitled to receive: (i) the Accrued Benefits; (ii) the product of (x) the greater of: (aa) the annual bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which Mr. Macricostas has been employed for less than twelve full months) for the most recently completed fiscal year, if any; or (bb) the average bonus (annualized for any fiscal year consisting of less than twelve full months or with respect to which Mr. Macricostas has been employed by the Company for less than twelve full months) paid or payable to Mr. Macricostas by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the termination date occurs (such greater amount, the “Highest Annual Bonus”), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the expiration of the revocation period in the release to be provided to the Company, and the denominator of which is 365 (the “Stub Bonus”); (iii) an amount equal to the product of (x) 1.5; and (y) the sum of the annual base salary and the Highest Annual Bonus; and (iv) eighteen (18) months of the cost of all employee health and welfare benefits to which he was entitled. Any such payments shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within the later of ten (10) business days after the termination date, the expiration of the revocation period in the release to be provided to the Company, or any earlier time required by applicable law. During his term of employment and for a period of eighteen (18) months thereafter, Mr. Macricostas covenants and agrees that he shall not compete, directly or indirectly with the Company or its subsidiaries or affiliates in the business of developing, manufacturing and/or marketing photomasks, which are high-precision photographic quartz or glass plates containing microscopic images of electronic circuits (the “Business”) in any geographic area in which the Company has conducted its Business during the 12-month period immediately preceding the date of termination of his employment. In addition, during the term of employment and for a period of eighteen (18) months thereafter, Mr. Macricostas covenants and agrees that he shall not, alone or with others, directly or indirectly solicit for his benefit or the benefit of any person or organization other than the Company, the employment or other services of any individual whom he knows, or reasonably should know, is an executive or consultant of the Company or any subsidiary or affiliate thereof.

Dr. Lee and the Company entered into a three-year employment agreement dated October 31, 2019. The Compensation Committee or the Board of Directors reviews Dr. Lee’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews, may increase his base salary.

Dr. Lee’s current base salary is $783,099. Dr. Lee received a bonus of $509,484 in December 2025. The agreement is automatically extended for consecutive one-year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Dr. Lee is entitled to participate in employee benefits plans and arrangements as established by the Company for similarly situated executives. Dr. Lee is also entitled to receive an automobile allowance in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the company. If the agreement is terminated by the company for reasons other than for “cause”, or Dr. Lee resigns for “good reason”, Dr. Lee will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including resignation for “good reason”) following a “change in control” and Dr. Lee’s stock options or similar rights will become immediately vested. Dr. Lee has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for twelve months after.

Mr. Eric Rivera and the Company entered into a three-year employment agreement dated April 30, 2025, pursuant to which Mr. Rivera will receive an annual base salary of $425,261, subject to review by the Compensation Committee of the Board of Directors at least annually for increase but not for decrease, and is eligible to receive annual bonuses in the discretion of the Compensation Committee. Mr. Rivera received a bonus of $340,209 in December 2025. Mr. Rivera is also entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. The term of Mr. Rivera’s employment shall end on April 30, 2028, and thereafter be automatically renewed and extended for consecutive two (2) year renewal terms, unless either party sends to the other party a notice of non-renewal at least one hundred eighty (180) days prior to the expiration of the term or any then-current renewal term. If the Company terminates Mr. Rivera’s employment without Cause (as defined in the Employment Agreement), or Mr. Rivera terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), Mr. Rivera shall be entitled to receive: (i) a cash payment equal to one (1) year of annual base salary as is in effect immediately prior to the date of such termination, to be paid in equal installments, during the twelve (12) month period following the expiration of the revocation period in the release to be provided to the Company; (ii) for a period of twelve (12) months following the termination of employment, Mr. Rivera shall receive continuation of all employee health and welfare benefits to which he was entitled (or COBRA benefits at least equivalent thereto); and (iii) any accrued but unused vacation and sick days, any authorized but unpaid annual bonus, reimbursement for any unreimbursed expenses, and all other accrued payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant (such payments, rights and benefits, collectively, the “Accrued Benefits”). If following a Change of Control (as defined in the Employment Agreement) during the Change of Control Period (as defined in the Employment Agreement), Mr. Rivera is terminated by the Company or any successor for any reason (other than for Cause), or Mr. Rivera resigns for Good Reason, Mr. Rivera shall be entitled to receive: (i) the Accrued Benefits; (ii) the product of (x) the greater of: (aa) the annual bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which Mr. Rivera has been employed for less than twelve full months) for the most recently completed fiscal year, if any; or (bb) the average bonus (annualized for any fiscal year consisting of less than twelve full months or with respect to which Mr. Rivera has been employed by the Company for less than twelve full months) paid or payable to Mr. Rivera by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the termination date occurs (such greater amount, the “Highest Annual Bonus”), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the expiration of the revocation period in the release to be provided to the Company, and the denominator of which is 365 (the “Stub Bonus”); (iii) an amount equal to the product of (x) 1.5; and (y) the sum of the annual base salary and the Highest Annual Bonus; and (iv) eighteen (18) months of the cost of all employee health and welfare benefits to which he was entitled. Any such payments shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within the later of ten (10) business days after the termination date, the expiration of the revocation period in the release to be provided to the Company, or any earlier time required by applicable law. During his term of employment and for a period of eighteen (18) months thereafter, Mr. Rivera covenants and agrees that he shall not compete, directly or indirectly with the Company or its subsidiaries or affiliates in the business of developing, manufacturing and/or marketing photomasks, which are high-precision photographic quartz or glass plates containing microscopic images of electronic circuits (the “Business”) in any geographic area in which the Company has conducted its Business during the 12-month period immediately preceding the date of termination of his employment. In addition, during the term of employment and for a period of eighteen (18) months thereafter,

Mr. Rivera covenants and agrees that he shall not, alone or with others, directly or indirectly solicit for his benefit or the benefit of any person or organization other than the Company, the employment or other services of any individual whom he knows, or reasonably should know, is an executive or consultant of the Company or any subsidiary or affiliate thereof.

Dr. Progler and the Company entered into a three-year employment agreement dated September 10, 2007. The Compensation Committee or the Board of Directors reviewed Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews increased his base salary. Dr. Progler’s final base salary was $445,805. Dr. Progler received no bonus in December 2025. Consistent with our previous disclosure, in connection with Dr. Progler’s separation, on January 17, 2026, Dr. Progler entered into a Release Agreement as contemplated by his employment agreement, pursuant to which Dr. Progler is entitled to (i) a payment in the amount of the sum of (A) his base salary through the last day of employment to the extent not theretofore paid, (B) any previously deferred compensation together with any accrued interest or earnings thereon, and (C) any accrued vacation pay according to Company U.S. Vacation Policy, in each case to the extent not theretofore paid; (ii) a payment of $445,805 (equal to his base salary for a 12 month period) payable in 26 equal installments in accordance with our current pay practices starting on the effective date of the Release Agreement, and (iii) subject to timely election of health care continuation coverage under COBRA, payment of monthly COBRA premiums commencing on the separation date of December 29, 2025 and ending on the earlier of (x) 12 months following the Separation Date or (y) the date his COBRA coverage ceases for any reason. The Release Agreement included mutual general releases between Dr. Progler and the Company of certain claims through the effective date of the Release Agreement. Dr. Progler will also be subject to certain non-competition and non-solicitation provisions for a period of 12 months from the effective date of the Release Agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information concerning the Company’s equity compensation plans as of October 31, 2025.

Plan Category	No. of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	No. of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Shareholders	1,656,399	$23.90	4,874,670	(1)
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	1,656,399	$23.90	4,874,670

(1)	Represents shares of Photronics Common Stock available for future grants under the 2025 Equity Incentive Plan and shares available under the Company’s Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Macricostas, Dr. Lee and Mr. Rivera have employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control, or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements.”

The table below was prepared as if the Named Executives Officer’s employment was terminated as of October 31, 2025, the last business day of our 2025 fiscal year and, if applicable, a change in control occurred on that date. The table also utilizes the closing share price of Common Stock on October 31, 2025.

Name	Severance Payment ($)(1)	Benefit Plans ($)(2)	Options ($)	Restricted Stock ($)(3)	Total ($)
George C. Macricostas Termination without cause or resignation for good reason(4)	739,904	42,767			782,671
Termination upon change of control	3,037,500	64,151		4,297,937	7,399,588

Eric Rivera Termination without cause or resignation for good reason(4)	466,151	42,767			508,918
Termination upon change of control	1,615,992	64,151	14,120	2,326,976	4,021,239

Frank Lee Termination without cause or resignation for good reason(4)	783,822	544			784,376
Termination upon change of control	1,085,846	544	1,076,910	5,945,125	8,108,435

(1)	The calculation was based on base salary for fiscal 2025.

(2)	Actual COBRA premiums for 18 months in the case of Macricostas and Rivera; 12 months of continued contribution to NIH (Taiwan) for Lee.

(3)	The value of restricted stock assumes all unvested outstanding awards as of October 31, 2025, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested as of October 31, 2025, multiplied by $23.90, the closing share price on October 31, 2025.

(4)	Assumes no bonus will be paid as part of the severance payment.

DIRECTORS’ COMPENSATION

At the meeting of the Board of Directors held in November 2025, the Compensation Committee, in consultation with a third-party compensation advisory firm, recommended to the Board certain adjustments to the Board and Committee compensation paid to Board members, and instituted an additional payment to the Lead Independent Director. The Board, after considering this recommendation, established a new director compensation program. When assessing the directors’ compensation, the Compensation Committee and its consultant refreshed our peer group (described above in the CD&A), and reviewed the compensation of the directors in that expanded peer group, reviewing each element of director compensation including the annual retainer, committee chairperson and member retainers, lead independent director retainers, and equity awards to determine whether the amounts are competitive and reasonable for the services provided by the directors. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interests of our directors with our Shareholders as they become Shareholders themselves. For calendar year 2025 we amended our practice of basing director equity awards on a quantity of shares and believe basing such awards on their monetary value better aligns with the practices of our peer group. Effective as of calendar year 2025, directors who are not employees of the Company will receive an annual cash retainer of $70,000, and the Lead Independent Director will receive an additional retainer of $20,000. There are no additional fees for attending Board meetings. Committee Chairpersons and Members are entitled to the following additional cash retainers as compensation:

Committee	Chairperson	Member
Audit	$40,000	$10,000
Compensation	$40,000	$7,500
Nominating	$20,000	$5,000
Cybersecurity	$15,000	$7,500

In calendar year 2025, the aggregate of each Director’s fees and committee fees were payable in two installments: January and July. Directors who are also employees of the Company (presently our Chief Executive Officer and our President of PDMC) are not compensated for serving on the Board but are paid pursuant to their respective Employment Agreements with the Company.

Grants of stock as part of the directors’ annual compensation were approved at the first Board meeting of the Company’s fiscal year and issued in the next calendar year. In January 2025, each director received an award of restricted stock units equivalent to $170,000 on the grant date. The restrictions on these awards lapsed on April 3, 2025, July 3, 2025, October 3, 2025 and January 3, 2026.

DIRECTOR COMPENSATION TABLE

The following table discloses the compensation of the non-employee directors who served as our directors during the fiscal year ended October 31, 2025. Committee assignments were adjusted as of the 2025 Annual Shareholder Meeting, with pro-rated fees disclosed in the footnotes to this table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Walter M. Fiederowicz(1)	69,375	(2)	170,000	(3)	239,375
David A. Garcia	122,917	(4)	170,000	(5)	292,917
Adam Lewis	115,625	(6)	170,000	(5)	285,625
Daniel Liao	101,250	(7)	170,000	(5)	271,250
Constantine S. Macricostas	77,500	(8)	170,000	(5)	247,500
George C. Macricostas	0	(9)	0	(9)	0
Mary Paladino	80,000	(10)	170,000	(1)	250,000
Mitchell G. Tyson	87,500	(11)	170,000	(1)	257,500

(1)	Mr. Fiederowicz did not stand for re-election as a Board Member at the 2025 Annual Shareholder Meeting.
(2)	Represents $70,000 as an annual retainer (prorated to $17,500 for one-quarter year of service), $40,000 as Chairman of the Audit Committee (prorated to $10,000 for one-quarter year of service), $7,500 as Member of the Compensation Committee (prorated to $1,875 for one-quarter year of service), and an additional $40,000 as partial compensation for additional services rendered on behalf of the Audit Committee during Fiscal Year 2024.

(3)	Represents a full year of equity compensation as partial compensation for additional services rendered on behalf of the Audit Committee during Fiscal Year 2024; see footnote (5).

(4)	Represents $70,000 as an annual retainer, $40,000 as Chairman of the Compensation Committee, $5,000 as Member of the Nominating Committee (prorated to $1,250 for one-quarter year service prior to the 2025 ASM), $10,000 as Member of the Audit Committee (prorated to $7,500 for three-quarter year service post-ASM).

(5)	Represents 7,548 shares of restricted stock granted in January 2025 at a per-share value of $22.52, which vest quarterly over a year from the date of grant. As of October 31, 2025, directors had the following aggregate unvested restricted shares: Fiederowicz: 1887; Garcia 1887; Lewis: 1887; Liao: 1887; C. Macricostas: 1887; Paladino: 1887; Tyson: 1887.

(6)	Represents $70,000 as an annual retainer, $20,000 as Chairman of the Nominating Committee (prorated to $5,000 for one-quarter year service prior to the 2025 ASM), $10,000 as Member of the Audit Committee (prorated to $2,500 for one-quarter year service prior to the 2025 ASM), 40,000 as Chairman of the Audit Committee (prorated to $30,000 for three-quarter year service post-ASM), $7,500 as Member of the Compensation Committee (prorated to $5,625 for three-quarter year service post-ASM), and $5,000 as Member of the Nominating Committee (prorated to $2,500 for three-quarter year service post-ASM).
(7)	Represents $70,000 as an annual retainer, $7,500 as Member of the Compensation Committee, $5,000 as Member of the Nominating Committee (prorated to $1,250 for one-quarter year service prior to the 2025 ASM), $20,000 as Chairman of the Nominating Committee (prorated to $15,000 for three-quarter year service post-ASM), and $10,000 as Member of the Audit Committee (prorated to $7,500 for three-quarter year service post-ASM).
(8)	Represents $70,000 as an annual retainer, and $7,500 as Member of the Cybersecurity Committee.
(9)	Mr. George C. Macricostas did not receive cash or equity Board compensation in Fiscal Year 2025.
(10)	Represents $70,000 as an annual retainer, $10,000 as Member of the Audit Committee (prorated to $2,500 for one-quarter year service prior to the 2025 ASM), $7,500 as Member of the Compensation Committee (prorated to $1,875 for one-quarter year service prior to the 2025 ASM), and $7,500 as Member of the Cybersecurity Committee (prorated to $5,625 for three-quarter year service post-ASM).
(11)	Represents $70,000 as an annual retainer, $15,000 as Chairman of the Cybersecurity Committee, $10,000 as Member of the Audit Committee (prorated to $2,500 for one-quarter year service prior to the 2025 ASM).

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2025, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2025, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 31, 2026. We are asking you to ratify this selection at the meeting. Although Shareholder approval of the appointment of D&T is not required by law, the Audit Committee believes it is advisable to give Shareholders the right to ratify this appointment as a matter of good corporate practice. Disapproval of D&T will be considered a recommendation that the Audit Committee select other auditors for the following fiscal year, and the Audit Committee retains its discretion to retain or terminate D&T as it deems to be in the Company’s best interests.

A representative of D&T will be available at the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the Shareholders entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE SELECTION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2026.

PROPOSAL 3
TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our Shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the CD&A section of this proxy statement beginning on page 15. At our 2023 annual meeting of Shareholders, the Shareholders voted, on an advisory basis, in favor of annual votes with respect to Named Executive Officer compensation, and our Board of Directors has agreed to implement annual votes with respect thereto. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies, and practices which the Compensation Committee will be able to consider when determining executive compensation for future years. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as set forth in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the CD&A and its accompanying tables (including all footnotes).

The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating Shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2025, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with Shareholders’ long-term interests, and discouraging excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

RELATED PARTY TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer, or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract when considered necessary.

Dr. Frank Lee is related to an individual in a position of authority at one of our largest customers. We recorded revenue from this customer of $137.3 million in fiscal 2025. As of October 31, 2025, we had accounts receivable of $38.3 million from this customer.

We believe that the terms of our transactions with the related parties described above were negotiated at arm’s length and were no less favorable to us than terms we could have obtained from unrelated third parties.

SOLICITATION OF PROXIES AND COSTS THEREOF

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors, LLC to assist us with the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $30,000 in the aggregate. In addition to solicitations by mail, certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders, the persons named in the proxy will act in respect thereof in accordance with their best judgment.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, as amended, requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent Shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from the reporting persons, we believe there were no delinquent filings during the 2025 fiscal year except as follows:

•	Constantine Macricostas was late to file one Form 4 by one business day

•	Frank Lee was late on one Form 4 for two transactions

•	Christopher Progler was late on one Form 4

•	Eric Rivera was late on one Form 4 related to net settlement upon vesting of ESPP shares

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s Annual Report, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000). It can also be accessed on our web site at https://photronicsinc.gcs-web.com/financial-information/annual-reports.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple Shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the Shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Alliance Advisors, LLC either by calling toll-free at 1 (866) 584-0577, or by writing to Alliance Advisors, Proxy Logistics, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey, 07003. The Company will remove you from the householding program within 30 days of receipt of your request, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2027 Annual Meeting of Shareholders must be received by the Company no later than October 26, 2026, which is 120 calendar days before the 1-year anniversary of the date the Company’s proxy statement was released to Shareholders in connection with the previous year’s annual meeting. Such proposals must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting.

In order to comply with the SEC’s universal proxy rules, Shareholders who intend to solicit proxies for the Company’s 2027 Annual Meeting of Shareholders in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 6, 2027. If the date of the Company’s 2027 Annual Meeting of Shareholders is changed by more than 30 calendar days from the date of the 2026 Annual Meeting of Shareholders, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company, in accordance with Rule 14a-19(b)(1).

Shareholders may also submit proposals in connection with the Photronics 2027 Annual Meeting of Shareholders outside of the processes set forth in Rule 14a-8 of the Exchange Act. Shareholders who wish to present such proposals must submit their proposals on or before December 30, 2027.

Proposals may be mailed to Photronics, Inc., to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804. A nomination by a qualifying Shareholder may be made only pursuant to timely notice (in the same time frame as a Shareholder proposal) in proper written form to the Secretary.

NAME & ADDRESS HERE BARCODE HERE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. NAME & ADDRESS HERE CONTROL NUMBER Address Change: (If you noted any Address Changes above, please mark box.) . PHOTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS APRIL 8, 2026 at 8:30 a.m. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHOTRONICS, INC. The undersigned hereby appoints Christopher J. Lutzo and Brandon DeSocio, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2026 Annual Meeting of Shareholders of Photronics, Inc. (the “Meeting”) to be held at 8:30 a.m. Eastern Time on April 8, 2026, at the company’s headquarters, Photronics, Inc., 15 Secor Road, Brookfield, CT 06804, Building 1, Second Floor, Boardroom. Additionally, you will be able to participate in the virtual meeting online, vote electronically, and submit questions during the meeting. In order to attend the meeting virtually, you must first register at https://web.viewproxy.com/plab/2026 by 11:59 p.m. Eastern Time on April 7, 2026. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Signature Date Title Signature (Joint Owners) NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person. PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to www.FCRvote.com/PLAB Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-402-3905 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided. CONTROL NUMBER As a shareholder of Photronics, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on April 7, 2026. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 8, 2026: The Proxy Statement is available at: web.viewproxy.com/plab/2026 When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR all the nominees listed in Item 1 and FOR Items 2 and 3. Your Board of Directors recommends a vote FOR all the nominees listed in Item 1. Please mark your votes like this 1. To elect eight members of the Board of Directors. NOMINEES: FOR ALL . WITHHOLD ALL . FOR ALL EXCEPT (1) Michelle Almeida . (2) David A. Garcia . (3) Dr. Frank Lee . (4) Adam Lewis . (5) Daniel Liao . (6) Constantine S. Macricostas . (7) George C. Macricostas . (8) Mitchell G. Tyson . Your Board of Directors recommends a vote FOR Items 2 and 3. 2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026. FOR . AGAINST . ABSTAIN . 3. To approve, by non-binding advisory vote, the compensation of our named executive officers. FOR . AGAINST . ABSTAIN . NOTE: To conduct any other business properly brought before the Annual Meeting or any adjournment, postponement, or rescheduling thereof.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 8, 2026: The Proxy Statement is available at: web.viewproxy.com/plab/2026 When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR all the nominees listed in Item 1 and FOR Items 2 and 3. Your Board of Directors recommends a vote FOR all the nominees listed in Item 1. Please mark your votes like this 1. To elect eight members of the Board of Directors. NOMINEES: FOR ALL . WITHHOLD ALL . FOR ALL EXCEPT (1) Michelle Almeida . (2) David A. Garcia . (3) Dr. Frank Lee . (4) Adam Lewis . (5) Daniel Liao . (6) Constantine S. Macricostas .. (7) George C. Macricostas . (8) Mitchell G. Tyson . Your Board of Directors recommends a vote FOR Items 2 and 3. 2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2026. FOR . AGAINST . ABSTAIN . 3. To approve, by non-binding advisory vote, the compensation of our named executive officers. FOR . AGAINST . ABSTAIN . NOTE: To conduct any other business properly brought before the Annual Meeting or any adjournment, postponement, or rescheduling thereof.